Herman Miller Makes Temporary Business Adjustments in Response to Impact of COVID-19

April 3, 2020

ZEELAND, Michigan - Herman Miller, Inc. (NASDAQ: MLHR), the global designer and furniture manufacturer, announced today a set of actions throughout its global operations in response to the uncertain economic outlook resulting from the COVID-19 pandemic.

“Since the onset of the COVID-19 pandemic, we’ve been carefully considering the right things to do for our people and our company to ensure we have both a healthy employee base and business when we emerge from these uncertain times,” said Andi Owen, President and CEO of Herman Miller. “Just as we entered this crisis in a strong financial position, we are taking immediate actions to reduce expenses and manage liquidity so we can maintain strong financial footing on the other side of it.”

Herman Miller is implementing a range of actions aimed at temporarily reducing costs and preserving liquidity. These actions include a 10% reduction in cash compensation for the majority of the company’s salaried workforce. Additionally, the company is immediately suspending certain employer-paid retirement contributions and will suspend previously planned compensation increases and cash incentive bonus programs for the upcoming fiscal year ending May 2021. The company will continue to evaluate further ways to manage costs in line with reduced revenue levels.

In addition to the 10% reduction in pay, Herman Miller’s CEO and its executive leadership team will defer additional levels of salary for a minimum of six months to further preserve cash flow in the near-term. This will include an incremental salary deferral of 50% for the Chief Executive Officer, and 15% for the rest of the leadership team.

The company is also announcing the postponement of its upcoming quarterly cash dividend, which was declared on January 16, 2020, and was to be paid on April 15, 2020, to shareholders of record on February 29, 2020. Herman Miller intends for this dividend to be paid to the original shareholders of record at a future date to be determined by the Board of Directors. Herman Miller also announced a temporary suspension of future dividends.

Despite these actions to manage business operations in the near-term, one week after shutting down manufacturing in the wake of Governor Whitmer’s “Stay Home, Stay Safe” executive order for the state of Michigan, Herman Miller welcomed back approximately 30% of its manufacturing workforce across its West Michigan facilities to help support customers who are actively engaged in the COVID-19 response, including the health care industry as well as federal, state, and local governments. This work is coupled with using the company’s design, development, and manufacturing capabilities to help in communities around the globe. Efforts include providing frontline health care workers with necessary face masks and shields, and partnering with local companies to divert operational capabilities to support the demand for temporary health care facilities. Donations and delivery of supplies are being managed by Herman Miller Cares, the company’s private foundation and global giving program.

“On behalf of the entire organization, I’d like to thank all our employees for their strength and character during these uncertain times,” said Owen. “I am proud to be working alongside them, and, as we have demonstrated in the past, I am confident we will successfully navigate this disruption together.”

For more information contact:    Media_Relations@hermanmiller.com

About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services. Since its inception in 1905, the company has relied on innovative design to help people do great things. The global design leader has evolved into Herman Miller Group, a family of brands that collectively offers a variety of products for environments where people live, learn, work, and heal. The family of brands includes Colebrook Bosson Saunders, Design Within Reach, Geiger, HAY, Maars Living Walls, Maharam, naughtone, Nemschoff, and Herman Miller. For more information, visit www.hermanmiller.com/about-us.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” "likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, our success in initiatives aimed at achieving long-term profit optimization goals, employment and general economic conditions, the pace of economic recovery in the U.S. and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, changes in future tax legislation or interpretation of current tax legislation, the ability to increase prices to absorb the additional costs of raw materials, changes in global tariff regulations, the financial strength of our dealers and the financial strength of our customers, our ability to locate new retail studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, our ability to integrate and benefit from acquisitions and investments, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, natural disasters, public health crises, disease outbreaks, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.